Exhibit 4.4
Material Contract

Canadian Royalties Inc. Agreement dated 12th January, 2001

AGREEMENT

THIS AGREEMENT made effective as of the 12th day of January, 2001 BETWEEN:

CANADIAN ROYALTIES INC., a corporation incorporated pursuant to the laws of the Province of Alberta (the "CRI")

 OF THE FIRST PART

and -

UNGAVA EXPLORATION INC., a corporation incorporated pursuant to the laws of Quebec (the "Ungava Exploration")

OF THE SECOND PART
 and -

UNGAVA MINERALS CORP., a corporation continued pursuant to the laws of Canada

("Ungava Minerals")

OF THE THIRD PART

and -

GOGAMA GOLD INC., a corporation continued pursuant to the laws of Alberta

("Gogama")

OF THE FOURTH PART

and -

582556 ALBERTA INC., a corporation incorporated pursuant to the laws of Alberta,

("Alberta")

OF THE FIFTH PART

WHEREAS:

A. Ungava Exploration holds all of the legal and beneficial right, title and interest in and to mining permit #970 which surrounds approximately 29 claims - all located in Ungava, Quebec - which is more particularly described in Schedule "A" attached hereto (the "Property"), subject only to an aggregate 2% net smelter royalty interest (the "Gogama NSR") in favour of Gogama and Alberta;

B. Ungava Exploration has agreed to grant to CRI a right to earn a significant interest in the Property on the various terms and conditions set forth below; and
C. Gogama and Alberta have agreed to sell all of their interest in the Gogama NSR for consideration of $50,000 cash, pursuant to the various terms and conditions set forth below.

    NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I    DEFINITIONS

1.1               For the purpose of this Agreement the following words and phrases have the following meanings:

a) "Bankable Feasibility Study" means a comprehensive study and report as to the existence of an ore body or suspected ore body in or on or under the Property and upon the advisability and possibility of bringing the same into commercial production and thereafter operating the same on a commercial basis, such study and report to include: (i) an estimate of ore reserves of same and recommendations as to the nature, extent and timing of the development of the same with a view to bringing the same into commercial production; (ii) mining and or milling methods; (iii) design, nature and capacity of the mine, mill or ancillary facilities relating thereto; (iv) the cost and cash flow estimates and analysis relating thereto, which study is acceptable to a bank or other financing entity as the basis for non-recourse financing to put the Property into commercial production.

b) "Business Day" means any day other than a Saturday or Sunday or a day that is a statutory holiday in the province of Quebec.

c) "Commercial Production Date" means a date determined by the Operator, acting reasonably, and taking into consideration the first day of the month following the production of ores and the concentrating of minerals from the Property for a period of sixty (60) consecutive production days resulting in a product of merchantable form and quantity (other than for the purposes of sampling, assaying, testing, analysis or evaluation) and utilizing not less than 70% per cent (70%) of the design capacity of the concentrator erected for the processing of ores from the Property, or, in the event a concentrator is not erected for processing ores from the Property, when production of ores from the Property for a period of sixty (60) consecutive production days achieves not less than seventy per cent (70%) of the mining rate specified in the Bankable Feasibility Study recommending placing the Property in commercial production.

d) "Designate" means any number of persons, companies or entities that have an arrangement with CRI to participate with CPI in fulfilling CRI's obligations under this Agreement, whether such participation be financial, operational, or otherwise.

e) "Effective Date" means January 12, 2001.

f) "Encumbrances" means any and all liens, charges, encumbrances, security interests, mortgages, hypothecs, royalties, net smelter interests or other claims registered against the Property.

g)  "Instalment Expenditures" means all cash, expenses, securities, obligations and liabilities of whatever kind or nature spent, paid, incurred, or satisfied by CRI or a Designate, whether directly or indirectly, including, without limiting the generality of the foregoing, cash, expenses, securities, obligations and liabilities spent, paid, incurred or satisfied for: all work done on the Property or on behalf of the Property usually considered to be prospecting, exploration, development, mining work and assessment work in the context of the mining industry in Canada, and specifically in the Ungava region of Quebec, Canada; geophysical, geochemical and geological  surveys in searching for, digging, trucking, sampling, working, studying, mapping,  investigating, mining and procuring ores, minerals, metals and concentrates; diamond drilling; assaying and metallurgical testing, bulk sampling and pilot plant operation; renting or leasing buildings, machinery, tools, appliances, equipment and supplies for delthe Property and projects related thereto; erecting, constructing and installing a mining plant or any other buildings, whether such buildings are located on the Property or otherwise, specifically for activities to be carried out for exploration and development of the Property; reasonable fees, wages, salaries, traveling expenses, fringe benefits (whether or not required by law), food lodging and other reasonable expenses of all persons engaged in work or projects with respect to and for the benefit of the Property or any portion thereof - including management salaries, administrative salaries, professional fees (including legal and accounting/auditor expenses), and operator's salaries and expenses - and paying assessments and contributions under employment compensation and employment insurance legislation relating to such persons; provincial mining taxes and all other taxes and assessments applicable to the Property (excluding income taxes, but including payments in lieu of assessment work), whether such taxes are current or in arrears, to keep the property in good standing; the Permit Renewal Fee; bringing mineral claims to lease or patent; the management and clean up of toxic materials or hazardous waste stored on the property, including, but not limited to glass bottles of assaying chemicals located in one of the shacks on the Property and empty fuel barrels located on the Property; Geological Reports pertaining to the Property or to any other property contiguous with the Property; and other such amounts as are directly related to carrying out the exploration and development work on the Property.

h)  "Joint Venture Expenses" means, as at the date of acceptance by a bank or other financing entity willing to finance commercial production on the Property in accordance with the Bankable Feasibility Study, all cash, expenses, securities, obligations and liabilities of whatever kind or nature required to be paid or incurred with respect to the Property in order to carry out Mining Work, and includes, but is not limited to all costs associated with the items referred to in the definition of Instalment Expenditures above, all fees of the Ministere des Ressources Naturelles du Quebec ("MRN") - including taxes and work assessments of the MRN, the costs of clean up of any toxic materials or hazardous waste stored on the Property and claims arising therefrom, and such cash, expenses, securities, obligations and liabilities of whatever kind or nature shall be determined solely by the Operator, acting reasonably.

i) "Geological Report" means a report on the Property prepared by a qualified and independent engineer or geologist in accordance with National Policy 2-A of the Canadian Securities Administrators and in accordance with applicable securities regulatory bodies.

j)"Gogama NSR" means an aggregate of 2% NSR (net smelter return royalty interest) in the Property in favour of Gogama as to1% and Alberta as to 1%, pursuant to an Agreement between Ungava Exploration and Gogama dated January 20, 1995, and the schedules attached thereto.

k) "Mining Work" means every kind of work done or activities completed, whether such work is categorized as operational or administrative, on or in respect of the Property for the purposes of prospecting, exploring and developing the Property, using standard mining practices in the mining industry of Canada, and more specifically, in the Ungava region of Quebec, Canada. Without limiting the generality of the foregoing, Mining Work includes: prospecting; geophysical, geochemical and geological surveying; preparing geological studies and maps; completing assessment work; investigating; drilling; designing; examining; equipping; improving the Property with buildings or equipment; surveying; shaft sinking; raising; crosscutting and drifting; searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates; bringing mineral claims to lease or patent; reporting; cleaning up of toxic materials or hazardous waste stored on the Property; and all administrative work, including legal and accounting and audit, directly connected to the prospecting, exploring and developing the Property.

l) "NSR" means net smelter return, and a net smelter return shall mean the amount received from a smelter upon the sale of all metals removed from the Property, after deducting from the gross value the cost of smelting which include the costs of treatment, tolling, smelting, refining and minting of such metals and all costs associated therewith such as transporting (actual freight or haulage charges), insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee's fees and expenses, and import taxes and export taxes; and the term "smelter" means conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce ores to concentrates.

m) "Operator" means the person or corporate entity as set out in Article 6 herein.

n) "Option" means the option granted pursuant to the terms and conditions of Articles 2.1(a),(b),(c) and (d) of this Agreement in order for CRI, together with a Designate, to earn and acquire a 80% interest in the Property from Ungava Exploration.

o)  "Option Term" means the term of the Option commencing on the Effective Date and terminating on the earlier of: (i) the date of termination of this Agreement; or (ii) the date that the Bankable Feasibility Study is accepted by a financing bank or financing entity in accordance with Article 2.1 (d) herein.

p) "Permit Renewal Fee" means $17,300 paid on or about December 13, 2000 by CRI on behalf of Ungava Exploration to the Ministere des Finances du Quebec at the Ministere des Ressources Naturelles du Quebec (MRN), Val d'Or, Quebec in order to maintain Permit PEM000970 referenced in Schedule "A" attached to this Agreement in good standing for the renewal period ending approximately November 21, 2001.

q) "Property" means a certain mineral permit and mineral claims located in the Province of Quebec, as more particularly described in Schedule "A" to this Agreement, including any replacement or successor permit or claims, and all mining leases and other mining interests derived from any such permit. Any reference in this Agreement to any mineral permit comprising the Property includes any mineral leases or other interests into which such mineral permit may have been converted.

ARTICLE 2    TERMS OF THE OPTION

2.1 In consideration of the terms of this Agreement and in order to maintain in force the Option, Ungava Exploration grants to CRI the sole, exclusive and irrevocable right and option to acquire, on an incremental basis, up to an undivided 80% right, title and interest in and to the Property free and clear of any Encumbrance in accordance with the following terms, which are intended to be mutually exclusive and separate options:

a)
if CRI, whether directly or indirectly through a Designate, incurs$250,000 in Instalment Expenditures (the "First Instalment") on the Property on or before January 12, 2003, Ungava Exploration shall, within 5 Business Days of the date that the First Instalment is complete, transfer 25% of its right, title and interest in and to the Property to CRI, in order that such 25% is immediately vested with CRI, or as it may in writing direct;

b)
if CRI, after completion of the First Instalment, whether directly or indirectly through a Designate, incurs an additional $500,000 in Instalment Expenditures (the "Second Instalment") on the Property on or before January 12, 2004, Ungava Exploration shall, within 5 Business Days of the date that the Second Instalment is complete, transfer an additional 20% of its right, title and interest in and to the Property to CRI, in order that such 20% is immediately vested with CRI, or as it may in writing direct;

c)
if CRI, upon completion of the Second Instalment, whether directly or indirectly through a Designate, incurs an additional $ 1,000,000 in Instalment Expenditures (the "Third Instalment") on the Property on or before January 12, 2005, Ungava Exploration shall, within 5 Business Days of the date that the Third Instalment is complete, transfer an additional 25% of its right, title and interest in and to the Property to CRI, in order that such 25% is immediately vested with CRI, or as it may in writing direct; and

d)
if, after completion of the Third Instalment, CRI, either solely or together with a Designate, incurs all necessary or advisable expenditures on the Property and completes, or makes arrangements to have completed, a Bankable Feasibility Study on the Property, at no cost to Ungava Exploration or to Ungava Minerals (which study is acceptable by a financing bank or financing entity for the purposes of putting the Property into commercial production on a non-recourse basis), Ungava Exploration shall, within 5 Business Days of acceptance of the Bankable Feasibility Study, transfer an additional 10% of its right, title and interest in and to the Property to CRI, in order that such 10% is immediately vested with CRI, or as it may in writing direct.

2.2
Notwithstanding the dates set out for the completion of Instalment Expenditures in Articles 2.1(a),(b), and (c), the Instalment Expenditures may be accelerated in time in order that CRI may acquire its several interests in the Property on an accelerated basis.

2.3
CRI and Ungava Exploration acknowledge and agree that Articles 2.1 (a), (b), (c) and (d) are mutually exclusive options and except as specifically provided otherwise, nothing in this Agreement shall be construed as obligating CRI to do any act or make any payment or Instalment Expenditure, and any act or payment or Instalment Expenditure made shall not be construed as obligating CRI to do any further act or make any further payment or Instalment Expenditure. Notwithstanding that, however, if any act, payment or Instalment Expenditure is made by CRI which is sufficient to earn an incremental interest in and to the Property pursuant to this Agreement, such interest acquired shall immediately vest without a right of reversion to Ungava Exploration.

2.4
During the Option Term, CRI may terminate this Agreement at any time upon giving written notice to Ungava Exploration. If this Agreement is terminated by CRI during the Option Term, save and except for CRT's obligations pursuant to Article 2.5 herein, CRI shall not be bound thereafter in debt, damages, work assessments or otherwise under this Agreement and all payments and Instalment Expenditures paid or incurred by CRI up to and including the date that CRI provides written notice of termination shall be deemed fair consideration for the proportionate interests in the Property already acquired by and vested in CRI during the Option Term.

2.5
In the event that CRI terminates this Agreement during the Option Term, CRI shall, commencing on July 1, 2001, be obligated to ensure that all provincial mining taxes due and owing on the Property be paid in full to the to the Ministere des Finances du Quebec for a period of 180 days from the date of its notice to terminate.

2.6
During the Option Term, Ungava Exploration shall not incur any expenses on or on behalf of the Property, nor shall it be entitled to carry out any work commitments, Mining Work or projects whatsoever on the Property.

ARTICLE 3    JOINT VENTURE

3.1               In the event that CPI, together with a Designate, if applicable, has acquired an 80% interest in the Property from Ungava Exploration in accordance with the Option, and with the terms and conditions set out in this Agreement, Ungava Exploration and CRI agree and acknowledge that the relationship between Ungava Exploration and CRI shall be deemed conclusively to have formed a joint venture business relationship to carry out all Mining Work, pursuant to which Ungava Exploration shall, commencing as at the date of acceptance of the Bankable Feasibility Study, be responsible to pay 20% of the Joint Venture Expenses, and CRI, together with a Designate, if applicable, shall be responsible to pay 80% of the Joint Venture Expenses.

3.2              The joint venture business relationship between CRI and Ungava Exploration shall not be, and shall not be construed to be, a partnership relationship. Except as otherwise expressly provided herein, the rights, privileges, powers, duties, liabilities and obligations of each of CRI and Ungava Exploration as joint venturers shall be separate and not joint and several.

3.3              After the formation of the joint venture, the percentage interest of each of CRI (together with the Designate) and Ungava Exploration in the Property shall at all times correspond with and represent its percentage interest in the joint venture relationship.

3.4              Subsequent to the formation of the joint venture relationship between CRI and Ungava Exploration, the Operator shall, on or before January 31of each year, prepare a program for the Mining Work to be completed for the period April i to October 31 of that same year (the "Annual Program"). The Annual Program shall itemize all reasonable projected expenditures as an estimate of costs ("Annual Budget") of the Joint Venture Expenses required to carry out the Mining Work for: (i) each Annual Program; (ii) and for the months ("Off Season Months") of the year not included in the Annual Program.

3.5               On July 15 of each and every year the Operator shall have the right to, if it deems fit, to amend the then current Annual Program and Annual Budget in the event that the Mining Work being carried out at the time is materially different from the Annual Program and Annual Budget as determined on the previous January 31.

3.6          The funds required for the Annual Budget shall be due and payable by CRI and Ungava Exploration, each as to their proportionate amounts, on the1st day and the 15th day of each month during the year (the "Cash Call Dates") and the Operator shall use its best efforts to ensure that the funds due and payable on each Cash Call Date are proportionately allocated, taking into consideration the amount of funds required to carry out the Annual Program and those required for the Off Season Months.

3.7
Each time that Ungava Exploration does not pay its proportionate allocation of Joint Venture Expenses as stated in the Annual Budget on a Cash Call Date, CR1 shall, either solely or together with a Designate, within 24 hours of default of payment by Ungava Exploration, be entitled to, if CRI so elects, pay all or a portion of Ungava Exploration's proportionate allocation of Joint Venture Expenses on behalf of Ungava Exploration, and upon payment of such Joint Venture Expenses incurred by CRJ or a Designate, Ungava Exploration shall transfer 1% of its remaining interest in the Property to CRI or a Designate for each $150,000 in value of Joint Venture Expenses assumed, paid or incurred by CRI or a Designate in accordance with this Article 3.7.

3.8
In the event that CR1 or a Designate obtains the right to earn and acquire additional interests in the Property in accordance with Article 3.7 herein, CRI shall provide Ungava Exploration with a letter (the "Demand Letter") enclosing: (i) reasonable proof of payment of the Joint Venture Expenses paid by CR1 or a Designate on behalf of Ungava; and (ii) an accounting of the percentage of interest in the Property required to be transferred from Ungava Exploration to CR1, or as it may in writing direct, as permitted by Article 3.7 herein. Ungava Exploration shall, within 5 Business Days of the date of the Demand Letter, effect a transfer of its interest in and to the Property to CRI, or as it may in writing direct.

3.9
In the event Ungava Exploration's interest in the Property is reduced to a10% interest under the provisions of Articles 3.7 and 3.8 herein, such10% interest held by Ungava Exploration in the Property shall be automatically converted to an entitlement of1% of the NSR (the "Ungava NSR") derived from the Property, effective on the date that Ungava Exploration's interest in the Property is diluted to10%. Upon such occurrence, Ungava Exploration shall not participate in any Mining Work and shall not be obligated to contribute to the Joint Venture Expenses.

3.10
In the event that Ungava Exploration's interest in the Property is converted to the Ungava NSR, Ungava Exploration shall grant an option to CRI, or a Designate, to purchase the Ungava NSR for consideration of $1,500,000, and the option to purchase the Ungava NSR as set out in this Article 3.10 shall expire 12months following the Commercial Production Date.

ARTICLE 4    PURCHASE AND SALE OF GOGAMA NSR

4.1
Gogama and Alberta represent that they are the several owners of the Gogama NSR and wish to transfer and convey the Gogama NSR to CRI and CRI represents that it is willing to purchase the Gogama NSR subject to the terms and conditions set out in this Article 4.

4.2
Gogama and Ungava, jointly and severally, agree to sell, transfer and assign the Gogama NSR to CRI and CRJ agrees to purchase the Gogama NSR from Gogama and Ungava, for consideration of $50,000 cash, payable as follows:

a)      $ 10,000 from CRI to Alberta, or as it may in writing direct, upon execution of this Agreement;

b)      $10,000 from CRI to Gogama, or as it may in writing direct, upon execution of this Agreement;

c)      $5,000 from CRI to Alberta, or as it may in writing direct, on or before January 12, 2003;

d)      $5,000 from CRI to Gogama, or as it may in writing direct, on or before January 12, 2003;

e)      $5,000 from CRI to Alberta, or as it may in writing direct, on or before January 12, 2004;

f)       $5,000 from CRI to Gogama, or as it may in writing direct, on or before January 12, 2004;

g)      $5,000 from CRI to Alberta, or as it may in writing direct, on or before January 12, 2005; and

h)      $5,000 from CRI to Gogama, or as it may in writing direct, on or before January 12, 2005.

4.3
Gogama and Alberta shall execute a conveyance agreement in substantially the form attached hereto as Schedule "B" immediately upon execution of this Agreement and receipt of $20,000 in accordance with Article 4.2 (a) and (b) herein. The conveyance of the Gogama NSR shall not be registered against title to the Property until the Gogama NSR purchase price has been paid in full.

4.4
In the event that CRI terminates this Agreement during the Option Term in accordance with Article2.4 herein, CRI shall not, subsequent to the date of written notice of termination, be bound thereafter in debt, damages or otherwise with respect to any remaining or outstanding payments required to be made in accordance with Article 4.2 herein, and the conveyance of the Gogama NSR shall be returned to Gogama and Alberta severally, and CRI shall thereafter have no interest in the Gogama NSR.

4.5
Gogama and Alberta hereby jointly and severally represent and warrant to CRI as follows, and confirm that CRI is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Gogama NSR:

a) that each of Gogama and Alberta have good right, full corporate power and absolute authority to enter into this Agreement and to sell, assign and transfer the Gogama NSR to CRI in the manner contemplated herein;

b) that Gogama and Alberta, jointly, are the legal and beneficial holders of the Gogama NSR, free and clear of all liens or Encumbrances;

c) that neither Gogama or Alberta have sold, transferred, pledged, mortgaged or hypothecated the Gogama NSR, and that no other person or entity, corporate or otherwise, has any agreement, option, understanding or commitment, or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or acquisition of the Gogama NSR from either Gogama or Alberta; and

d) the sale of the Gogama NSR does not violate any agreement or document to whichGogama and Alberta is a party to, or by which either of them may be bound by.

4.6	Gogama and Alberta jointly and severally covenant to CR1 that they will do or cause to be done the following:

a)
upon execution of this Agreement and receipt of $50,000 referred to in Article 4.2 (a) and (b), take or cause to be taken all proper steps and actions to enable CR1 to vest a good and marketable title in CRI to the Gogama NSR, free and clear of all liens, mortgages, Encumbrances, equities or claims of every nature and kind whatsoever; and

b)	to assist CRI in obtaining all required consents to transfer the Gogama NSR to CRI and to execute all required documents, certificates and notices in connection therewith.

ARTICLE 5    RIGHT TO TRANSFER

5.1
CRI, at its sole discretion, shall have the irrevocable and unilateral right to transfer, from time to time, all or a portion of its interest in and to the Property without the consent of any other party. Notwithstanding that right, no transfer of interest by CRI shall be effected without the transferee executing an agreement amending this Agreement pursuant to which the rights of the parties to this Agreement are acknowledged and the transferee agrees to be bound by the terms and conditions of this Agreement as if it were an original signatory hereto signing as a partner of CRI and being jointly referred to herein as CR1.

5.2
During the term of this Agreement, Ungava Exploration shall not be permitted to transfer any of its interest in and to the Property to any other party, except to CRI, to a nominee thereof, to a Designate in accordance with this Agreement, or to a party not at arms length from Ungava Exploration or Ungava Minerals unless: (i) such transfer of interest in the Property is the Ungava NSR as defined in Article 3.9 herein; or (ii) is a transfer of interest to a creditor pursuant to the terms of a mortgage, pledge, charge, hypothecate or other encumbrance in accordance with Article 9.2 herein. A transfer of interest in the Property by Ungava Exploration shall not be effected without the transferee executing an agreement amending this Agreement pursuant to which the rights of the parties to this Agreement are acknowledged and the transferee agrees to be bound by the terms and conditions of this Agreement as if it were an original signatory hereto.

ARTICLE 6    OPERATOR

6.1
CRI shall be the Operator of all Mining Work carried out on the Property during the period in which CR1 is entitled to earn an interest in the Property, and CRI shall remain Operator of the Property if it, together with a Designate, maintains an aggregate 50% interest in the Property.

6.2	CRI, acting reasonably, shall be entitled to appoint an alternate Operator, without the consent of any other party, in the event that it elects not to be Operator.

6.3
The Operator's responsibilities shall include, but not be limited to:(i) managing and supervising all Mining Work on the Property; (ii) managing and supervising the applicable joint venture relationships with respect to all activities and Mining Work carried out on the Property; (iii) determining, acting reasonably, the Commercial Production Date in accordance with Article 3.10 herein; and (iv) determining, acting reasonably, all activities, elements, components and items comprising the Joint Venture Expenses in accordance with Article 3 herein and carrying out any and all tasks specified by Article 3 herein.

6.4            The Operator shall at all times and in all regards be under an obligation to act reasonably in relation to Ungava Exploration.

ARTICLE 7    REPRESENTATIONS AND WARRANTIES

7.1
Ungava Exploration and Ungava Minerals jointly and severally represent and warrant to CRI as follows, and confirm that CRI is relying upon the accuracy of such representations and warranties in connection with this Agreement, that upon the Effective Date:

a) each of Ungava Exploration and Ungava Minerals have good right, full corporate power and absolute authority to enter into this Agreement and to perform all of their obligations under this Agreement;

b) subject only to the Gogama NSR, Ungava Exploration is the sole recorded and beneficial owner of an undivided 100% interest in and to the Property, with good and marketable title thereto;

c) the mineral permits comprising the Property: (i) are accurately described in Schedule "A" attached hereto; (ii) have been properly located, staked and recorded in compliance with the laws of the province of Quebec; and (iii) are valid and subsisting mineral permits as at the date of this Agreement;

d) the Property is in good standing under all applicable laws and regulations, all assessment work required to be performed and filed has been performed and filed, all taxes and other payments required to be made to the date of this Agreement have been paid and all filings have been made;

e) the Property conforms with all applicable environmental laws and all franchises, permits, licenses, certificates of compliance, consents, approvals and authorizations under all applicable environmental laws;

f) to the knowledge of Ungava Exploration and Ungava Minerals, there are no toxic materials or hazardous waste stored on the Property, save for a few glass bottles of assaying chemicals located in one of the shacks on the property, and empty fuel barrels located on the Property;

g) there are no outstanding work orders in respect of the Property or operations thereon, nor has Ungava Exploration or Ungava Minerals received notice of same, and no action is required to be taken on the Property in respect of reclamation or restoration of the Property in its current state and condition,

h)  except for the Gogama NSR, the Property is free and clear of any Encumbrances, liens or charges and neither Ungava Exploration nor Ungava Minerals, or any predecessors in interest or title, have done anything whereby the Property may be or become encumbered;

i)  there are no adverse claims or challenges against or to the ownership of or title to any of the mineral permits comprising the Property, nor is there any basis therefor;

j) no other person or entity, corporate or otherwise, has any agreement, option, understanding or commitment, or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, option or commitment, to acquire an interest in the Property;

k)  neither Ungava Exploration nor Ungava Minerals are under any obligation, contractual or otherwise, to request or obtain the consent of any person or entity, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board or commission are required to be obtained by Ungava Exploration in connection with the execution, delivery or performance by Ungava Exploration of this Agreement or the completion of any of the transactions contemplated in this Agreement;

1) each of Ungava Exploration and Ungava Minerals are corporations, duly incorporated and validly subsisting in all respects under the laws of their respective jurisdictions of incorpopration;

m) there are no liabilities(contingent or otherwise) of either Ungava Exploration or Ungava Minerals, of any kind whatsoever in respect of which CRI may become liable on or after the consummation of the transactions contemplated by this Agreement;

n) there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of either Ungava Exploration or Ungava Minerals pending or, to the best of the knowledge of each of Ungava Exploration and Ungava Minerals, threatened by or against or affecting either Ungava Exploration or Ungava Minerals which relate to the Property, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign;

o)  Ungava Exploration represents that its proper corporate name is Ungava Exploration Inc., and that it is sometimes referred to as Exploration Minerale Ungava Inc., and notwithstanding this inconsistency, it is one and the same company, incorporated pursuant to the laws of Quebec;

p) there is no circumstance or fact known by Ungava Exploration and Ungava Minerals which: (i) should be disclosed to CRI in order to make any representation or warranty herein not misleading; or (ii) which has not been disclosed to CRI which may materially and adversely affect the Property.

7.2           CRI represents and warrants to Ungava Exploration and Ungava Minerals as follows, and confirm that each of Ungava Exploration and Ungava Minerals is relying upon the accuracy of such representations and warranties in connection with this Agreement:

a) CRI has good right, full corporate power and absolute authority to enter into thisAgreement and to perform all of its obligations under this Agreement;

b) CRI has been duly incorporated an validly exists as a corporation in good standingunder the laws of the Province of Alberta;

c) no proceedings are pending for, and CRI is unaware of any basis for the institution of any proceedings leading to the dissolution or winding up of CRI or the placing of CRI in bankruptcy pursuant to laws governing the affairs of insolvent corporations;

d) the execution of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in contact with any provision of anymaterial agreement or instrument to which CRI is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to CRI or the constating documents or by-laws of CRI; and

e) as at the Effective Date, CRI has no intention that the Designate be Falconbridge Limited.

7.3
Notwithstanding anything to the contrary herein expressed or implied, it is expressly agreed and understood that the covenants, representations and warranties set forth in this Article 7 shall survive the Effective Date and shall apply to all assignments, conveyances, transfers and documents delivered in connection with this Agreement and there shall not be any merger of any representations and warranties in such assignments, conveyances, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived. CRI shall have the right to waive any representation and warranty made by Ungava Exploration and Ungava Minerals in CRT's favour without prejudice to any of its recourses with respect to any other breach by Ungava Exploration or Ungava Minerals, and each of Ungava Exploration and Ungava Minerals shall have the same right with respect to any of CRI's representations in favour of Ungava Exploration or Ungava Minerals.

ARTICLE 8    COVENANTS

8.1         During the currency of this Agreement, Ungava Exploration and Ungava Minerals shall:

a) permit CRI and a Designate, at their own risk and expense, to access the Property at all times;

b) permit CRI, at its own expense, access to the results of all previous work done on the Property;

c) deliver to CRI, within 10 business days of the Effective Date, copies of all reports, maps, assay results and other technical data compiled by or prepared by Ungava Exploration and Ungava Minerals;

d) promptly provide CRI with any and all notices and correspondence from government agencies in respect of the Property;

e) co-operate with CRI in obtaining any permits or licenses required by authorities in the Nunavik region;

f) not do or permit or suffer to be done any act or thing which would or might in anyway adversely affect the rights of CRI hereunder;

g) keep confidential all information and materials that are not public information with respect to the Property, and each of Ungava Exploration and Ungava Minerals hereby covenant and agree that no information furnished by CRI or a Designate in respect of the Property or activities carried out on the Property shall be published or disclosed by either Ungava Exploration and Ungava Minerals without prior written consent of CPI, and such consent shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities regulatory authorities;

h) comply in all respects with Article 2.6 herein and refrain completely from carrying out any activities or Mining Work on the Property or encumbering the Property during the Option Term unless otherwise agreed to in writing by CRI;

i) refrain completely from interfering with the activities or Mining Work carried out on the Property or on behalf of the Property by CRI or a Designate during the Option Term and shall ensure that all officers, directors, associates and affiliates of each of Ungava Exploration and Ungava Minerals comply with this Article 8.1(i);

j) deal with CRI and a Designate in a fair and reasonable manner, and shall ensure that all officers, directors, associates and affiliates of Ungava Exploration and Ungava Minerals comply with this Article 8.1(j) herein;

k) save harmless from and against any loss, liability, claim, demand, damage, expense, injury or death arising out of or in connection with the operations or activities which were carried out on the Property prior to the Effective Date, except for claims arising as a result of the glass bottles of assaying chemicals located in one of the shacks on the Property and the empty fuel barrels located in the Property;

1) register or record all necessary documentation with respect to the execution of this Agreement at the appropriate public offices of record;

m) promptly make all necessary filings on the Property either as determined by the Operator, CRI or a Designate;

n) maintain corporate registration with the jurisdictions in which each are incorporated, or continued in, in order that neither Ungava Exploration or Ungava Minerals are struck from the applicable corporate registry or wound up in accordance with applicable corporate laws and regulations.

8.2         During the currency of this Agreement CRI shall:

a) conduct all Mining Work in a good and workpersonlike manner in accordance with good mining and engineering practice and in compliance with all applicable laws, regulations and orders;

b) deliver copies of all assessment reports and maps to Ungava Exploration as the same become available and will permit Ungava Exploration or its agents duly authorized in writing to enter upon the Property at any reasonable time to inspect the workings thereon and all assays, plans, maps, diamond drill cores, records and other data in its possession relating to the work done by it on the Property, provided that such inspections shall not interfere with the work being carried out thereon by CRI and that such inspections shall be at the sole risk and cost of Ungava Exploration, and provided only that Ungava Exploration will indemnify and save harmless CRI and its directors, officers, employees and agents from and against all and any losses, damages, expenses, claims, suits, actions and demands of any kind or nature whatsoever in any way referable to or arising out of the entry, presence or activities of Ungava Exploration or its representatives or agents under this Article 8.2 (b), including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom;

c) use its best efforts to ensure that all general and administrative costs ("G & A") included in the Instalment Expenditures, the Joint Venture Expenses, and the Mining Work are reasonable, are incurred in accordance with normal industry practice, and do not exceed 15% of expenses directly related to maintaining and developing the Property;

d) keep the Property unencumbered, except for permitted Encumbrances, or except as consented to by Ungava Exploration, which consent shall not be unreasonably withheld if the purpose of the Encumbrance is to further the exploration and development of the Property;

e) use its best efforts to maintain the Property and all subject permits and claims in good standing during the Option Term; and

f) manage all issues relating to empty fuel barrels and bottles of assay chemicals referred to in Article 7.1 (f) herein, the expenses of which shall be included as Instalment Expenditures, if incurred during the Option Term.

ARTICLE 9    POWER TO CHARGE PROPERTY

9.1   If, subsequent to the Option Term, CRI has earned an interest in the Property, CRI may grant mortgages, charges or liens (each of which is herein called a "mortgage") of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing for the purposes of exploration and development of the Property.

9.2  Ungava Exploration, and any associate, insider or affiliate of Ungava Exploration, shall not mortgage, pledge, charge, hypothecate or otherwise encumber the Property during the Option Term, and if, subsequent to the Option Term, CRI has earned an interest in the Property, Ungava Exploration shall not mortgage, pledge, charge, hypothecate or otherwise encumber the Property without the written consent of CRI, which consent may not be arbitrarily withheld if such encumbrances are to secure financing for the purposes of exploration and development of the Property.

ARTICLE 10  FORCE MAJURE

10.1 If any of the parties is at any time prevented or delayed in complying with any provisions of this Agreement by reason of event which occurs for reasons beyond the reasonable control of the party affected thereby (other than a lack of funds), including but not limited to, an act of God, extreme weather conditions or acts of nature, fire, explosion, flood, earthquake, extraordinary accidents or disasters, war, civil disorders or disturbances,delays in transportation or the inability to obtain necessary materials or fuel due to reasonably unforeseen or unavoidable causes, strikes and labour disputes (whether or not the demands of the employees involved are reasonable and capable of being conceded to or complied with), breakdown, malfunction or inoperability of, or damage to machinery or plant, court orders, applicable laws, a requirement to comply with the terms of any legislation, rules or regulations of any governmental agency, including the failure or refusal of governmental agencies to issue necessary licenses or permits for which application is timely and properly made and which are diligently pursued, or any other cause of the same character beyond the reasonable control of the responsible party (the "Force Majeure), the time limit for performance of the party affected of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge CRI from its obligations to maintain the Property in good standing during the Option Term, and nothing herein shall discharge CRI and Ungava Exploration from their respective obligations to maintain the Property in good standing subsequent to the Option Term.

10.2   The party affected by an event of Force Majeure shall give prompt notice to the other parties of each event of Force Majeure and upon cessation of such event shall furnish to the other parties notice to that effect together with particulars of the number of days by which the obligations of the other party affected by the Force Majeure hereunder have been extended by virtue of such event of Force Majeure and all preceding events of Force Majeure.

ARTICLE 11    NOTICES

11.1 Any notice, consent or waiver or other document required or permitted to be given to any party hereunder shall be in writing and may be sufficiently given by personal delivery or by sending the same by facsimile to the following addresses:

(a)           If to CR1:
152 chemin de la mine ecole
Val d'Or, Quebec, J9P 7B6
Attn: Glenn J. Mullan
Facsimile No. (819) 824-1003

(b)           If to Ungava Exploration Inc.
C/o Suite 485, Port Credit Postal Station Mississauga, Ontario, L5G 4M2
Attn: President
Facsimile No. (416) 352-5258

(c)           If to Ungava Minerals Corp.
C/o Suite 485, Port Credit Postal Station
Mississauga, Ontario, L5G 4M2 Attn: President
Facsimile No. (416) 352-5258

(d)           If to Gogama Gold Inc.
C/o Suite 485, Port Credit Postal Station Mississauga, Ontario, L5G 4M2
Attn: President
Facsimile No. (416) 352-5258

(e)           If to 582556 Alberta Inc.
C/o Pine Tree Capital Corp.
First Canadian Place, Stock Exchange Tower 130 King Street West
Toronto, Ontario
P.O. Box 47, M5X IA9
Attn: Mr. Sheldon Inwentash
Facsimile No. (416) 941-9901

Any such notice, consent or waiver or other document shall (i) if delivered, be deemed to have been given or made at the time of delivery, and (iii) if sent by facsimile, be deemed to have been given or made at the time in which it was successfully transmitted (unless transmission is received after normal business hours, in which case the date of receipt shall be deemed to be the next business day). Any party hereto may change its address for service by giving notice thereof to the other parties hereto in accordance with this section.

ARTICLE 12    ARBITRATION

12.1All disagreements or disputes arising between CPI, the Designate and each of their successors and assigns on the one part (all of whom shall be referred to as "Party I in this

Article 12 only), and Ungava Exploration and Ungava Minerals, each of their successors and assigns on the other part (all of whom shall be referred to as "Party 2" in this Article 12 only), which directly or indirectly arise from this Agreement, shall be definitively settled by arbitration in accordance with the Centre d'arbitrage commercial national et international du Quebec, thus excluding all recourse to the Courts. Arbitration shall be conducted in accordance with the Centre d 'arbitrage commercial arbitration regulations in force at the time of the execution of this Agreement, and Party I and Party 2 hereto declare themselves to be bound by the said regulations. Excluded are disagreements or disputes which can be decided by the Small Claims Court of Quebec or which could be if the plaintiff reduced the claim to render the claim eligible before the Court. The Small Claims Court of Quebec shall then be fully authorized to settle the disagreement or dispute.

12.2   Arbitration shall be conducted by a single arbitrator. Within 7 days from the date that one party receives notice from the other party of a dispute or disagreement in writing, one arbitrator shall be appointed by Party I and a second arbitrator shall be appointed by Party 2. The two arbitrators so appointed shall, within 14 days of the notice of dispute, in turn select a third arbitrator to settle all matters arising from the dispute. In the event that either Party I or Party 2, or their selected arbitrators, fail to appoint an arbitrator within the prescribed periods, the party in default of the time provisions shall automatically accept the arbitrator selected by the party not in default, as being the selected arbitrator to settle all matters arising from the dispute.

12.3 An arbitrator must be a practicing notary, advocate, or accountant, or a retired justice of the Superior Court of Quebec, and the arbitrator may act as he or she sees fit to render a decision as reasonable persons would in such circumstance. The arbitrator shall limit himself or herself to the question or dispute submitted, and the arbitrator's decision shall be final and not subject to appeal. Each member of Party I and Party 2 shall be obliged  to respect the decision of the arbitrator.

12.4  Arbitration fees shall be at the expense of the unsuccessful party.

ARTICLE 13     MISCELLANEOUS

13.1  This Agreement including any applicable Schedules hereto constitutes the entire agreement between the parties and supersedes and replaces any other agreement or arrangement. There are not and shall not be any oral statements, representations, warranties, undertakings or agreements between the parties other than in this Agreement. This Agreement may not be amended or modified in any respect except by written instruments signed by the parties hereto.

13.2  Time shall be of the essence of this Agreement.

13.3  All parties hereto shall from time to time and at all times hereafter, without further consideration, do and perform all such further acts and things, and execute and deliver all such further agreements, assurances, deeds, assignments, conveyance notices, releases and other documents and instruments, as may be reasonably be required to complete the transactions contemplated herein in accordance with the intent and purpose of this Agreement.

13.4  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto, and heirs, executors, successors and permitted assigns shall enter into an agreement with the parties hereto to amend this Agreement in order that such heir, executor, successor or permitted assignee is bound by the terms of this Agreement as if it were an original signatory hereto.

13.5  Any reference to currency in this Agreement shall be deemed to be Canadian currency.

13.6  If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement, or the legality, validity or enforceability of that provision in any other jurisdiction.

13.7  This Agreement shall be governed by and construed in accordance with the laws of Quebec. Les parties reconnaissent leur volonte expresse que la presente entente ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rediges en anglais.

13.8 This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same Agreement, and delivery of executed counterparts by facsimile shall be as effective as delivery of an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the Effective Date.

CANADIAN ROYALTIES INC.                                                              UNGAVA MINERALS EXPLORATION INC.

Per:       Signed:  “Glen Mullan”                                                             Per:       Signed:  “Glen Erikson”

GOGAMA GOLD INC.                                                                               UNGAVA MINERALS CORP.

Per:       Signed:  “Glen Erikson”                                                             Per:       Signed:  “Glen Erikson”

582556 ALBERTA INC.

Per:    Signed:  “Jeffrey Kaufman”

SCHEDULE "A"

To the Agreement dated January 12, 2001

Between Canadian Royalties Inc., Ungava Exploration Inc., Ungava Minerals Corp., Gogama Gold Inc., and 582556 Alberta Inc.

The Property

A)            PERMIT PEM0000970 - Ungava 17,300 hectares

B)           CLAIMS

(i) Lac Rinfret: 2521473, 2521474, 2521475, 2521485, 2521593, 2521594, 2521595, 2521603, 2521604, 2521605, 2521613, 521614, 2521615, 2521624, 2521625 and 2783272

  (ii) Lac Fleury: 2521653, 2521654, 2521655, 2521661, 2521662, 2521663, 2521664, 2521665, 2521671, 2521672, 2521673, 2521674, and 2521675

SCHEDULE "B"

To the Agreement dated January 12, 2001

Between Canadian Royalties Inc., Ungava Exploration Inc., Ungava Minerals Corp., Gogama Gold Inc., and 582556 Alberta Inc.

Form of Conveyance Agreement in accordance with Article 4.2

CONVEYANCE AGREEMENT

THIS AGREEMENT dated the 12th day of January, 2001.

BETWEEN:

CANADIAN ROYALTIES INC., a corporation incorporated pursuant to the laws of the Province of Alberta (the "CRY")

OF THE FIRST PART

-      and -

GOGAMA GOLD INC., a corporation incorporated pursuant to the laws of Alberta ("Gogama")

          OF THE SECOND PART

-      and -

582556 ALBERTA INC., a corporation incorporated pursuant to the laws of Alberta,

("Alberta")

WHEREAS Gogama and Alberta have a right to a 2% NSR on a mining property located in

Ungava, Quebec, registered as PEM 000970 (which includes various mining claims thereunder) at the Ministere des Ressources Naturelles du Quebec (MRN), and each of Gogama and Alberta wish to transfer their interest in and to the 2% NSR to CRI, and CRI is desireous of purchasing such NSR, subject to the terms and conditions set out herein.

NOW THEREFORE for the consideration provided in the Joint Venture Agreement, as hereinafter defined, and in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto covenant and agree as follows:

1           Definitions

"Joint Venture Agreement" means the agreement entitled "Agreement" made January 12, 2001 between CRI, Gogama, Alberta, and two other parties, being Ungava Exploration Inc. and Ungava Minerals Corp. "Gogama Agreement" means the agreement entitled "Vending Agreement", a copy of which is attached hereto as Schedule "A", made as of the 20th day of January, 1995 between Gogama and Ungava Exploration Inc., pursuant to which Gogama and Alberta were granted a several interest in and to the Gogama NSR, as that term is defined in the Joint Venture Agreement.

 In addition, the definitions provided for in the Joint Venture Agreement are incorporated herein by this reference, and are marked in bold print.

2.        Conveyance

Gogama and Alberta, pursuant to and for the consideration provided for in the Joint Venture Agreement, the receipt and sufficiency of such consideration being hereby acknowledged by each of Gogama and Alberta, hereby sell, assign, transfer, convey and set over to CRl the entire right, title, estate and interest of each of Gogama and Alberta in and to the Gogama NSR, to have and to hold the same absolutely, together with all benefit and advantage to be derived therefrom.

3.        Subordinate Documents

This agreement is executed and delivered by the parties hereto pursuant to and for the purposes of the provisions of the Joint Venture Agreement and the provisions of the Join Venture Agreement shall prevail and govern in the event of a conflict between the provisions of the Joint Venture Agreement and this agreement.

4.         Enurement

This agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns. Neither this agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto.

5.         Further Assurances

Each party hereto will, from time to time and at all times hereafter, at the request of the other party but without further consideration, do all such acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms hereof.

6.         Counterpart

This agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreements, and delivery of executed counterparts by facsimile shall be as effective as delivery of an original.

IN WITNESS WHEREOF the parties hereto have executed this Conveyance Agreement as of the date first written above.

CANADIAN ROYALTIES INC.                                                                                     GOGAMA GOLD INC.

Per:_______________________________                                                              Per:_________________________________

582556 ALBERTA INC.

Per: _______________________________

SCHEDULE "A"

to the Conveyance Agreement between Canadian Royalties Inc., Gogama Gold Inc., and 582556 Alberta Inc.

VENDING AGREEMENT DATED JANUARY 20, 1995
BETWEEN GOGAMA GOLD INC. AND UNGAVA EXPLORATION INC.

THIS VENDING AGREEMENT made as of the 20th day of January, 1995.

BETWEEN:

GOGAMA GOLD INC., a corporation continued under the laws of the Province of Alberta,

(herein called the 'Vendor")

OF THE FIRST PART

and

UNGAVA EXPLORATION INC., a corporation incorporated under the laws of the Province of Quebec,

(herein called the “Purchaser”)

OF THE SECOND PART

    WHEREAS the Vendor owns all right, title and interest in and to a mineral disposition, located In the Ungava area of Ruperts Land, Province of Quebec, more particularly described in Schedule "A" annexed hereto (herein called the "Disposition');

    AND WHEREAS the Vendor is desirous of transferring a 100 % working interest in and to the Disposition to the Purchaser, upon the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and for other good and valuable consideration and the payment of ten ($10.00) dollars by each parry to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree each with the other as follows:

1    The Vendor hereby sells. grants, transfers and assigns all of its right, title and interest in and to the disposition to the Purchaser for valuable consideration herein described.

2.        The Vendor and Purchaser agree that a 2% net smelter returns royalty in the Disposition as defined in Schedule “B” hereto shall be reserved in favour of the Vendor as to one-half interest therein and in favour of 582556 Alberta Inc. as to one-half interest therein and to 582556 Alberta Inc. as to one-half interest therein.

3.    The Vendor does hereby transfer and assign to the Purchaser 100% working interest in the Disposition, subject to the 2% royalty referred to above, in consideration of 5,000,000 common shares of the Purchaser, issued from treasury to Quegama Inc. as to 1,500,000 shares and to 9010-4530 Quebec Inc. as to 3,500,000 shares, each with a paid up value and deemed value of $0.10.

4.        The Vendor warrants and represents to the Purchaser, upon which warranties and representations the Purchaser relics, as follows:

(a)           that the Vendor is the sole, exclusive and beneficial owner of the Disposition, which is not subject to any mortgages or other encumbrances;

(b)          that the Vendor has not heretofore dealt with its right, title and interest in and to the disposition;

(c)          that the Vendor has the right and authority to enter into this Agreement;

(d)         that all of the Disposition is presently in good standing under the limitations and restrictions of the laws of the Province of Quebec;

  (c)          that all taxes and all other governmental levies and charges which may have accrued against or upon the Disposition have been paid; and

  (t)          that the Purchaser shall have quiet possession of the disposition.

5.           Any notice required to be given by either party to any other herein shall be in writing and shall be well and sufficiently given if sent by registered mail, postage pre-paid,

to the Vendor:

Gogama Gold Inc.
 c/o Erikson & Associates
Suite 2805, Box 175
The Exchange Tower
2 First Canadian Place
Toronto, Ontario
M5X 1C7

to the Purchaser:

Ungava Explorations Inc.
Bureau 200
1091 Chemin St. Louis
Sillery, Quebec
G1S 1E2

The parties may by written notice alter their address for service of notices.

6.
All notice given herein shall be deemed received three (3) days after posting in a post office box. PROVIDED, HOWEVER, that if there should be a postal strike, slow-down or other labour dispute which may affect the delivery of the notice through the mail between the time of mailing and the actual receipt of the notice, then the notice shall be effective only if actually delivered.

7	The parties hereto agree that they shall execute all such other documents and further assurances as may reasonably be required to give effect to the intent expressed herein.

8.          The Vendor shall forthwith deliver to the Purchaser upon the execution of this Agreement a registrable transfer of an undivided 100% working interest in and to the Disposition which may be registered by the Purchaser. The Vendor shall be entitled to register notice of the net smelter returns royalty against title to the Disposition.

9.           All payment of funds referred to in. this Agreement shall be in Canadian currency.

10.          This Agreement shall be construed in accordance with the laws of the Province of Ontario.

11.        This Agreement and Schedules “A” and “B” annexed hereto, supersede all prior negotiations, undertakings and agreements between the parties with respect to the subject matter hereof, and this Agreement and its schedules constitute the entire agreement of the parties respecting the matters herein contained.

  12.          No amendment, modification, alteration, or waiver of the terms of this Agreement shall be binding unless made  in writing and executed by the parties hereto or their successors and assigns.

  13.          Subject to the terms and provisions hereof, this Agreement shall be binding upon the enure to the benefit of the parties hereon, their respective heirs, executors, administrators, successors and assigns, as the case may be.

  14.          Any party hereto shall be entitled to register the Agreement of notice hereof against title to the Disposition.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED and DELIVERED                                     )    GOGAMA GOLD INC.
    )
    )
    )
    )           Per:      Signed:  “Glen Erikson
    )                      A.S.O.
    )
    )
    )    UNGAVA EXPLORATION INC.
    )
    )
    )
    )            Per:      Signed:  “Glen Erikson
    )                      A.S.O

SCHEDULE "A"

to the vending Agreement dated

the 20th day of January, 1995

between Gogama Gold Inc and

Ungava Exploration Inc.

Property and Location

A)    PERMIT PEM000970 - Ungava  17,300  hectares

B)     (i) Lac Rinfret: 2521473, 2521474, 2521475, 2521485, 2521593, 2521594,  2521595,  2521603, 2521604, 2521605,  2521613, 2521614, 2521615,  2521624, 2521625 and 2783272

(ii)Lac Fleury:  2521653, 2521654, 2521655, 2521661, 2521662, 2521663, 2521664, 2521665, 2521671, 2521672, 2521673, 2521674, and 2521675

SCHEDULE “B”

to the Vending Agreement
of the 20th day of January, 1995
 between Gogama Gold Inc. and
Ungava Exploration Inc.

I. If ore is mined from the Disposition and milled or concentrated by the Purchaser or its successors in interest, It shall pay equally to Gogama Gold Inc. and 582556 Alberta Inc. (herein only collectively referred to as the “Vendors”) or their respective successors in interest, a royalty equal to two (2%) per cent of the net smelter returns realized. or deemed to be realized as hereinafter provided, from the sale or other disposition of concentrates derived from such ore. For the purpose hereof “ net smelter returns” means the net amount paid by the smelter purchasing such concentrates, after deduction of the treatment charges, penalties and such other deductions made by the smelter from the full metal content of economically recoverable minerals contained in such concentrates and after deductions of the cost of delivering such concentrates from the concentrator to such smelter. In the event that such concentrates are sold to or further processed by the Purchaser or the Vendors or any affiliate or associate (within the meaning of the Securities Act (Ontario)) of any of them or their respective successors in interest, the net smelter returns realized shall be deemed to be equal to the fair market value of such concentrates F.O.B.  the concentrator, which shall be determined by using the prices and terms quoted by the smelter closest to the mine dealing at arm's length with the Purchaser and the Vendors and their respective successors in interest, making due allowances for the cost of delivering such concentrates from the concentrator to such smelter. In the even that ore mined from the Disposition is sold, as such, to the Vendors or to a purchaser not dealing at arm's length with the Purchaser or their respective successors in interest, the net smelter returns realized shall be deemed to be equal to the gross metal value of economically recoverable minerals contained in such ore after deduction of the cost of delivering such arc from the mine head to the said purchaser.

2. Payments of the net smelter returns royalty shall be made at least quarterly within thirty (30) days after the calendar quarter for which the royalty is payable and shall be accompanied by reasonable details concerning the basis on which it was computed. The amount of any quarterly royalty may be estimated. Payment for the last quarter of the calendar year shall be subject to adjustment, further payments or repayments of royalty as the case may be by the party affected. The statement of net smelter returns royalty for the calendar year shall be audited at the expense of the Purchaser or its successors in interest within ninety (90) days of the calendar year end by a firm of chartered accountants, which may be a firm used otherwise by the Purchaser or its successors in Interest. The Vendors or their successors in interest shall have ninety (90) days after receipt of the audited statement for the calendar year to object thereto, and failing such objection the audited statement shall be final. In the event any objections so raised by the Vendors or their successors in interest cannot be amicably resolved within sixty (60) days, they shall have the right to conduct, at their expense, an independent audit by another firm of chartered accountants, which may be a firm used otherwise by them, and if any objections remain after such audit has been conducted, the matter in dispute shall be submitted to arbitration, as provided for in this Schedule. Any payments or repayments or royalty required by any final audit shall be made immediately by the party affected.

3.(a) Any dispute concerning the terms of the Agreement of 20 January, 1995 annexed, or the calculation of the net smelter returns royalty payable hereunder, shall be finally settled by arbitration.

 (b) It shall be a condition precedent to the right of either the Purchaser or the Vendors or their respective successors in interest to submit any matter to arbitration pursuant to the provisions hereof, that such party shall have given not less than ten (10) days prior written notice of its intention to do so to the other Party. On the expiration of such ten (10) days the party who gave such notice (the “Referring Party”) may proceed to refer the dispute to arbitration as herein provided.

(c) The Referring Party shall proceed to refer the dispute to arbitration by appointing one arbitrator (the “Referring Party's Arbitrator”), and shall notify the other party (the “Responding Party”), of such appointment, and the Responding Party, within fifteen (15) days after receiving notice of the appointment of the Referring Party's Arbitrator, shall appoint one arbitrator (the “Responding Party's Arbitrator”), and the arbitrators so named, before proceeding to act and within thirty (30) days of their appointment, shall agree unanimously on the appointment of a third arbitrator to act with than and be chairman (the "Chairman") of the arbitration and proceed to determine the matter as herein provided.

(d) If the Referring Party's Arbitrator and the Responding Party's Arbitrator shall be unable to agree on the appointment of the chairman, a judge of the Supreme Court of Ontario shall appoint a chairman (the “Chairman”), on the application of either party.

(e) If the Responding Party shall fail to appoint an arbitrator within fifteen (15) days after receiving notice of the appointment of the Referring Party's Arbitrator, then the Referring Party's Arbitrator shall act to appoint a second arbitrator who shall be chairman of the arbitration and the Referring Party's Arbitrator and the chairman so appointed (the 'Chairman") shall proceed to determine the matter as provided herein.

(f) The Chairman shall fix a time and place in Toronto, Ontario for the purpose of hearing the evidence and presentations of the parties, and he shall preside over the arbitration and determine all questions of procedure not herein provided for. After hearing any evidence and representations that each party may submit, the arbitrators shall make an award and reduce the same to writing and deliver one copy thereof to each party. Each party agrees that the award of a majority of the arbitrators shall be final and binding upon each of them and there shall be no appeal therefrom The cost of the arbitration shall be paid as specified in the award. A judgment may be entered upon the award made pursuant to such arbitration in a court of competent jurisdiction.

(g) Gogama Gold Inc., the Vendors and their successors in interest shall collectively be entitled to appoint one arbitrator, and the Purchaser and its successors in interest shall collectively be entitled to appoint one arbitrator.

Signed: “Glen Erikson                                                            Signed: “GlenErikson
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Gogama Gold Inc.                                                                     Ungava Exploration Inc.